EXHIBIT 10.16

AMENDMENT TO
STRATOS LIGHTWAVE, INC.
SEVERANCE PLAN

     The Stratos Lightwave, Inc. Severance Plan (the “Plan”) is amended in the following respects, effective as of July 1, 2003:

1.	Section 2(d)(iii) of the Plan is amended to read as follows:

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the Company’s voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

2.	the following new Section 3(e) is added immediately after Section 3(d):

(e) Restricted to Employees Employed At Time of Change of Control. Notwithstanding anything herein to the contrary, an Eligible Employee shall not be eligible for any benefits hereunder with respect to a Change of Control unless he or she was an employee of the Company immediately prior to the Change of Control.